Exhibit 99.1

                ALBANY INTERNATIONAL ANNOUNCES MANAGEMENT CHANGE

      Albany, New York, November 22, 2006 - Albany International Corp. (NYSE:AIN; PCX, FWB) announced today that Dieter Polt, Group Vice President of Albany Door Systems and Applied Technologies, will retire from the Company on March 1, 2007, his 64th birthday.

      Mr. Polt joined Albany in 2001, after having served as CEO of Wagner GmbH, an Albany competitor, for eight years. Since then, he has served as a Senior or Group Vice President in charge of the Company's emerging businesses, i.e., those in areas other than paper machine clothing and paper process belts. Managers of these businesses will now report directly to Dr. Joseph G. Morone, President and CEO, and Michael C. Nahl, Executive Vice President and CFO.

      In announcing Mr. Polt's retirement, Dr. Morone said, "Under Dieter's stewardship, the Company's Albany Door Systems and Applied Technologies business segments have established their financial credibility, formed strong professional management teams, and systematically improved their operational efficiency, all the while laying solid foundations for future growth."

      Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 6,100 people worldwide. The Company's plants are strategically located to serve its global customers. Additional information about the Company and its businesses and products is available at www.albint.com.